Exhibit E

INVESTMENT NUMBER 32316
Shareholders' Agreement

among

 ITAÚ UNIBANCO HOLDING S.A.
any ITAÚ HOLDING COMPANY that becomes a party hereto from time to time
INTERNATIONAL FINANCE CORPORATION
IFC AFRICAN, LATIN AMERICAN AND CARIBBEAN FUND, LP
and
IFC CAPITALIZATION (EQUITY) FUND, L.P.

 Dated February 13, 2015

SHAREHOLDERS' AGREEMENT
SHAREHOLDERS' AGREEMENT (as amended, modified or supplemented from time to time, including as supplemented by any Itaú Holding Company Joinder Agreement, this "Agreement"), dated February 13, 2015, between:
(1)            ITAÚ UNIBANCO HOLDING S.A., a sociedad anónima organized under the laws of Brazil ("Itaú Parent" and together with any Itaú Holding Company that becomes a party hereto by execution and delivery of an Itaú Holding Company Joinder Agreement pursuant to Section 3.02, the "Itaú Parties");
(2)            INTERNATIONAL FINANCE CORPORATION, an international organization establ1ished by Articles of Agreement among its member countries including the Republic of Chile ("IFC");
(3)            IFC AFRICAN, LATIN AMERICAN AND CARIBBEAN FUND, LP, a limited partnership organized and existing under the laws of England and Wales ("ALAC"); and
(4)        IFC CAPITALIZATION (EQUITY) FUND, L.P., a limited partnership organized and existing under the laws of Delaware ("CapFund" and together with IFC and ALAC, the "IFC Parties").
RECITALS

(A)       Pursuant to a certain Transaction Agreement, dated as of January 29, 2014 and attached hereto as Schedule 3 (as it may be amended from time to time with the written consent of the IFC Parties (with the IFC Parties acting reasonably in determining whether or not to grant such consent), the "Itaú/CorpBanca Transaction Agreement"), among CorpBanca, a special banking corporation (sociedad anónima especial) organized and existing under the laws of the Republic of Chile (the "Company"), Itaú Parent, Banco Itaú Chile, Inversiones Corp Group Interhold Ltda. and Inversiones Gasa Limitada, Banco Itaú Chile will merge (the "Merger") with and into the Company, with the Company as the surviving corporation, and the Itaú Parties will become the controlling shareholders of the Company
(B)            As of the Effective Date, the Itaú Parties will own approximately 33.58% of the issued and outstanding shares of the Company and will be party to the Itaú Corp Group Shareholders Agreement pursuant to which the Itaú Parties will Control the Company, and the IFC Parties will own approximately 3.325% of the issued and outstanding shares of the Company;
(C)            On February 13, 2015 the IFC Parties delivered a letter to the Itaú Parties and the Corp Group Parties (as defined below) under which the IFC Parties, agreed to, among other things, consent to the CB Transactions (as defined below) (the "IFC Consent Letter"); and
(D)            Based upon the promises made in the IFC Consent Letter and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Itaú Parties and the IFC Parties wish to enter into this Agreement in order to define their mutual rights and obligations and set out terms and conditions governing their relationship.
ARTICLE I

 Definitions and Interpretation
Section 1.01    Definitions. Wherever used in this Agreement, the following terms have the following meanings:

"Affiliate" means with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with, that Person;
"Allocable Portion" means the portion of the consideration to be paid to the Selling Shareholder(s) in the proposed Transfer that is allocable to the indirect interest being Transferred in the Company, as determined by the Selling Shareholder(s) in good faith based on the valuation analyses prepared by the Selling Shareholder(s) or their representatives in connection with the proposed Transfer; provided that if the IFC Parties object to such determination within ten (10) calendar days after delivery of such determination to the IFC Parties, such portion of consideration shall be determined by two (2) internationally renowned Investment Banks selected pursuant to the following process: each of the Selling Shareholder(s), on the one hand, and the IFC Parties, on the other hand, shall submit a list of three (3) Investment Banks to the other parties who shall pick one (1) Investment Bank from the list to serve as one (1) of the two (2) Investment Banks performing the valuation. The Investment Banks shall have reasonable access to senior management of the Selling Shareholders(s) and the applicable entities, being allowed to conduct interviews during business hours and obtain reasonably requested supporting documentation. If the amounts determined by the Investment Banks differ by ten percent (10%) or less of the higher amount, the Allocable Portion shall be the average of the two valuations. If, however, the difference is higher than ten percent (10%), the Allocable Portion shall be finally determined by a third internationally renowned Investment Bank chosen by the first two (2) Investment Banks within ten (10) calendar days after delivery of the initial valuations. The third Investment Bank shall conduct its own valuation and determine an Allocable Portion within the range of the two valuations conducted by the Investment Banks appointed by the parties and notify the parties of its valuation within fifteen (15) calendar days of its appointment. The fees and expenses of all such Investment Banks shall be split evenly between the Selling Shareholder(s) on the one hand, and the IFC Parties, on the other hand.
"Applicable Law" means all applicable statutes, laws, ordinances, rules and regulations, including but not limited to, any license, permit or other governmental Authorization, in each case as in effect from time to time;
"Authority" means any national, supranational, regional or local government, or governmental, statutory, regulatory, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person whether or not government owned and howsoever constituted or called, that exercises the functions of the central bank);
"Authorization" means any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors' and  shareholders' approvals or consents;
"Board of Directors" or "Board" means the board of directors of the Company;
"Business Day" means a day when banks are open for business in New York, New York and Santiago, Chile;
"Buyer" has the meaning set forth in Section 2.01(a) (Tag-Along Rights);

"CB Transactions" means the transactions set forth in Section 1.2 of, and the performance of all express obligations under, the Itaú/CorpBanca Transaction Agreement, including, but not limited to, (i) the execution and delivery of the Itaú Corp Group Shareholders Agreement in the form attached as Exhibit 1 to the Itaú/CorpBanca Transaction Agreement set forth in Schedule 6 hereto at the Chilean Effective Time by the Itaú Parties and the Corp Group Parties, (ii) the merger of Itaú Chile with and into CorpBanca in accordance with the provisions of the Chilean Companies Law (Ley sobre Sociedades Anónimas) and Banking Law (Ley General de Bancos), (iii) the acquisition by CorpBanca and four wholly-owned Subsidiaries of CorpBanca of all the shares of capital stock of Itaú BBA Colombia, S.A. Corporacion Financiera from Affiliates of Itaú Parent and/or (iv) the merger of Itaú BBA Colombia, S.A. Corporacion Financiera with and into Banco Corpbanca Colombia S.A. in accordance with the provisions of Colombian Applicable Law, including as applies to the merger of financial entities.

"Change of Control" means: (i) Itaú Parent shall at any time fail to (A) Control the Company or (B) own, directly or indirectly, at least 16.75% of both the economic and voting interests in the common shares of the Company on a Fully Diluted Basis; or (ii) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934) other than Itaú Parent, its Controlled Affiliates or a group that includes Itaú Parent or its Controlled Affiliates shall have obtained the power (whether or not exercised) to elect a majority of the Board of Directors of the Company;
"Chilean Effective Time" means the time at which the merger of Itaú Chile with and into CorpBanca in accordance with the provisions of the Chilean Companies Law (Ley sobre Sociedades Anónimas) and Banking Law (Ley General de Bancos) takes effect, following the completion of the Chilean Merger Steps set forth in Schedule 1.3(a) of the Itaú/CorpBanca Transaction Agreement attached hereto as Schedule 3 and the satisfaction or waiver of the last of the conditions set forth in Article 5 of the Itaú/CorpBanca Transaction Agreement, or such earlier time that is mutually agreed by Inversiones Corp Group Interhold Ltda, Inversiones Gasa Limitada, the Company, Itaú Parent and Banco Itaú Chile or deemed as the Chilean Effective Time for purposes of the Itaú/CorpBanca Transaction Agreement.
"Company" has the meaning set forth in the recitals to this Agreement;
"Control" with respect to the relationship between or among two or more Persons, means (a) the possession, directly or indirectly, of the power to (i) direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, (ii) cast, or control the casting of, more than one-half of the maximum number of votes that may be cast at a general or other meeting of stockholders of such Person, or (iii) appoint or remove the majority of the directors or equivalent officers of such Person; or (b) the holding of more than one-half of the issued voting share capital of such Person; and "Controlling" and "Controlled" have corresponding meanings;
"Corp Group Parties" means, collectively, each of Corp Group Banking S.A., Compañía Inmobiliaria y de Inversiones Saga Limitada, Corp Group Holding Inversiones Limitada, Inversiones Corp Group Interhold Ltda. and Inversiones Gasa Limitada;
"Country" means the Republic of Chile;
"Current Market Price Per IFC Share" means the volume weighted average closing price of the shares of the Company of the same type held by IFC on the Relevant Market for the thirty trading days immediately preceding the date on which a Change of Control or other transaction which caused the applicable Put Trigger Event, as the case may be, is consummated;

"Dollars" or "US$" means the lawful currency of the United States of America;
"Effective Date" has the meaning set forth in Section 3.01 (Effective Date; Term of Agreement);

"Exchange Rate" means the Dollar/Local Currency average exchange rate observed by the Chilean Central Bank on any date of determination in the Chilean exchange market and published daily in Chile's Official Gazette (Diario Oficial) as dólar observado which is available at http://www.bcentral.cl/index.asp;
"Exercise Period" has the meaning set forth in Section 2.01(c) (Tag-Along Rights);
"Fully-Diluted Basis" means the number of common shares of the Company, or other Person, as applicable, calculated as if the then issued and outstanding relevant Share Equivalents, or share equivalents of such other Person, as applicable, had been exercised in full;
"Grantors" has the meaning set forth in Section 2.05(a) (IFC Exit Right);
"IFC Consent Letter" has the meaning set forth in the Recitals.
"IFC Shares" means (i) the common shares of the Company held by the IFC Parties from time to time (but excluding any common shares acquired after the date of this Agreement other than (A) common shares issued or distributed by the Company by way of stock dividend, stock split or distribution, or in connection with a combination of shares, recapitalization, reorganization, merger or consolidation, or similar transaction or (B) common shares acquired with the prior written consent of the Itaú Parties), (ii) any Share Equivalents held by the IFC Parties from time to time (but excluding any Share Equivalents acquired after the date of this Agreement other than (A) Share Equivalents issued or distributed by the Company by way of stock dividend, stock split or distribution, or in connection with a combination of shares, recapitalization, reorganization, merger or consolidation, or similar transaction, or upon the conversion, exercise or exchange, as applicable, of the foregoing Share Equivalents or (B) Share Equivalents acquired with the prior written consent of the Itaú Parties); and (iii) any securities representing a beneficial ownership interest in the common shares or Share Equivalents referred to in subclauses (i) and (ii) of this definition;
"Investment Bank" means an internationally recognized global investment banking firm listed on Annex B or otherwise mutually agreed by the Itaú Parties and the IFC Parties.
"Itaú Corp Group Shareholders Agreement" means the shareholders' agreement entered into on or about the Effective Date, by and among the Itaú Parties and the Corp Group Parties;
"Itaú Holding Company" has the meaning set forth in Section 3.02 (Joinder).
"Itaú Holding Company Joinder Agreement" means a joinder agreement substantially in the form set forth in Schedule 2 (Form of Itaú Holding Company Joinder Agreement);
"Itaú SHA Breach Change of Control" has the meaning set forth in the definition of "Put Price Per Share";
"LIBOR" means the interbank offered rates for deposits in Dollars by the Intercontinental Exchange Benchmark Administration Ltd (or any applicable successor entity) which appear on the relevant page of the Reuters Service (currently page LIBOR01) or, if not available, on the relevant pages of any other service (such as Bloomberg Financial Markets Service) that displays such rates; provided that if the Intercontinental Exchange Benchmark Administration Ltd (or any applicable successor entity) for any reason ceases (whether permanently or temporarily) to publish interbank offered rates for deposits in Dollars, "LIBOR" shall mean the rate determined by the IFC Parties by calculating the arithmetic average (rounded upward to the nearest three decimal places) of the offered rates advised to the IFC Parties for deposits in Dollars by five (5) out of the eighteen (18) banks listed in Annex A to this Agreement, provided that the highest rate and the lowest rate shall be excluded from such average calculation. For the avoidance of doubt, once the methodology mentioned above is satisfied there will be a total of three (3) banks which will have provided the rates for calculation of the arithmetic average described above;
"Lien" means any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, option (including call commitment), trust arrangement, right of set-off, counterclaim or banker's lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;
"Local Currency" means the lawful currency of the Country;
"Person" means any individual, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;
"Policy Agreement" means the Policy Agreement, dated on or about the date hereof, among the Company, the Itaú Parties, the Corp Group Parties and the IFC Parties;
"Put Exercise Period" means the period: (i) beginning on the earlier of the date, following the occurrence of a Put Trigger Event (or the execution by any Itaú Party or the Company of a definitive agreement providing for a Put Trigger Event), on which the IFC Parties, (A) receive written notice from the Grantor that such Put Trigger Event (or execution of definitive agreement) has occurred, or (B) provide written notice to the Grantor of facts or circumstances that constitute such Put Trigger Event (or execution of definitive agreement) (the "Put Period Commencement Date"); and (ii) ending on the later of, (A) the date that is sixty (60) days after the Put Period Commencement Date; provided that in the case of an Unexpected Change of Control, the date that is thirty (30) days after the Put Period Commencement Date, and (B) the date on which a Change of Control or other transaction which caused the applicable Put Trigger Event, as the case may be, is consummated;
"Put Notice" means a notice delivered by an IFC Party to the Grantors pursuant to Section 2.05(b) (IFC Exit Right);
"Put Option" has the meaning set forth in Section 2.05(a) (IFC Exit Right);
"Put Price" means, in relation to any exercise of a Put Option, the amount obtained by multiplying the Put Price Per Share by the number of Put Shares and adjusted for any ex-dividend dates if necessary to give effect to the last sentence of Section 2.05(d);
"Put Price Determination Date" means the earliest date as of which the Put Price Per Share is determinable, which, in the case of a Put Trigger Event other than an Itaú SHA Breach Change of Control, shall be the last trading day used to calculate the Put Price Per Share;
"Put Price Per Share" means the amount in Local Currency that is equal to the Current Market Price per IFC Share, as converted, if applicable, from Dollars at the Exchange Rate in effect on the last trading day used to calculate such Current Market Price per IFC Share; provided that solely in the case of a Put Trigger Event arising from the exercise of the "Breach Call Option" under the Itaú Corp Group Shareholders Agreement (an "Itaú SHA Breach Change of Control"), the Put Price Per Share shall be equal to the sum of the aggregate price per Company share plus any other compensation directly or indirectly in respect of such Company shares purchased in the related Breach Call Option received by the Itaú Parties, on a per share basis; provided, further that if the Itaú Parties have no knowledge of a Change of Control and therefore are unable to provide notice to the IFC Parties at least sixty (60) days in advance of such Change of Control (an "Unexpected Change of Control"), the Put Price Per Share shall be equal to the lowest of (i) the Current Market Price per IFC Share in Local Currency (as converted, if applicable from Dollars at the Exchange Rate in effect on the last trading day used to calculate such Current Market Price), and (ii) the amount in Local Currency equal to 105% of the closing price of the shares of the Company on the Relevant Market on the trading day immediately preceding the date on which the  Put Notice is delivered by the IFC Parties to the Itaú Parties during the applicable Put Exercise Period (as converted, if applicable, from Dollars at the Exchange Rate in effect on such trading day);
"Put Shares" means such number of IFC Shares as an IFC Party may specify in the applicable Put Notice;
"Put Settlement Date" means the date for settlement of the purchase of the relevant Put Shares by the Grantors, as such date is specified by the applicable IFC Party in the applicable Put Notice (or, if applicable, such settlement date elected by the Itaú Parties pursuant to Section 2.05(b)), which date shall be a Business Day;
"Put Settlement Period" has the meaning set forth in Section 2.05(b);
"Put Trigger Event" means the occurrence of any of the following: (i) a Change of Control, in each case other than (A) a Change of Control implemented through a mandatory tender offer regulated under Article 198 et seq. of Law 18,045 on the Securities Market, for all and any of the shares in the Company or Share Equivalents in which the IFC Parties are not legally restricted from tendering their shares, or (B) a Change of Control with respect to which the IFC Parties are entitled to sell all of their respective IFC Shares together with the Itaú Parties under the Tag-Along Right set forth in Section 2.01; or (ii) a dilutive corporate transaction, including a merger, reorganization, consolidation or a similar business combination, or capital increase, recapitalization, or other similar change in capitalization, in which such IFC Party did not have the option to participate pro rata (other than as a result of (a) any election by such IFC Party not to participate or to waive its participation or (b) the failure by such IFC Party to participate after being duly notified of its right to participate) that results in the IFC Parties owning, in the aggregate, a number of shares and/or Share Equivalents in the Company immediately following such transaction that constitutes a percentage ownership in the Company equal to less than 1.6625%;
"Relevant Market" means, with respect to shares of the Company held through the Santiago Stock Exchange by the IFC Party which delivered the related Put Notice, the Santiago Stock Exchange (Bolsa de Comercio de Santiago) and, with respect to American depositary receipts representing shares of the Company or Share Equivalents held through the New York Stock Exchange by the IFC Party which delivered the Put Notice, the New York Stock Exchange;
"Selling Shareholder" has the meaning set forth in Section 2.01(a) (Tag-Along Rights);
"Share Equivalents" means preferred shares, bonds, loans, warrants, options or other similar instruments or securities which are convertible into or exercisable or exchangeable for, or which carry a right to subscribe for or purchase, common shares of the Company or any instrument or certificate representing a beneficial ownership interest in the common shares of the Company, including global depositary receipts or American depositary receipts;

"Subsidiary" means with respect to the Company, an Affiliate where the Company (i) directly or indirectly through one or more Persons controls more than 50% of such Affiliate's voting capital or (ii) may choose or designate the majority of such Affiliate's board members and administrators;
"Tag-Along Right" has the meaning set forth in Section 2.01(a) (Tag-Along Rights);
"Tagged Shares" has the meaning set forth in Section 2.01(c) (Tag-Along Rights);
"Tag Notice" has the meaning set forth in Section 2.01(c) (Tag-Along Rights);
"Taxes" means all taxes, levies, charges, penalties or other assessments imposed by any Authority, including income, excise, property, sales, transfers, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto;
"Transaction Documents" means:
(a)            this Agreement; and
(b)            the Policy Agreement;
"Transfer" means to transfer, sell, convey, assign, transfer by operation of law, merger or in any other way dispose of, whether or not voluntarily, and "Transferring" and "Transferred" have corresponding meanings;
"Transfer Notice" has the meaning set forth in Section 2.01(c) (Tag-Along Rights); and
"Unexpected Change of Control" has the meaning set forth in the definition of "Put Price Per Share".

Section 1.02    Interpretation.  In this Agreement, unless the context otherwise requires:

(a)	the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b)	headings are for convenience only and do not affect the interpretation of this Agreement;
(c)	words importing the singular include the plural and vice versa;
(d)	a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;
(e)	a reference to a document in the "agreed form" is a reference to a document approved and for the purposes of identification initialed by or on behalf of the parties thereto;
(f)
a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

(g)
general words in this Agreement shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words;

(h)	a reference to a party to any document includes that party's successors and permitted assigns;
(i)	unless stated otherwise herein, a reference to "shares of the Company" means shares of the Company of any class; and
(j)	unless the context otherwise requires, "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words of similar import.
Section 1.03    Third Party Rights.  A Person who is not a party to this Agreement has no right to enforce or enjoy the benefit of any term of this Agreement.

ARTICLE II

 Transfer Rights and Restrictions
Section 2.01    Tag-Along Rights.

(a)
Subject to the requirements of this Article II and the requirements of Article IV of the Policy Agreement if any of the Itaú Parties (each, a "Selling Shareholder") (or any group of Selling Shareholders together) proposes to Transfer any shares in the Company or Share Equivalents which it owns, directly or indirectly, to any other Person (a "Buyer"), that would result in a Change of Control whether in any one Transfer or a series of Transfers (other than any Transfer (x) required pursuant to the terms of the Itaú Corp Group Shareholders Agreement or (y) occurring pursuant to a merger, consolidation or similar business combination to which the Company is a party and all shareholders of the Company receive the same consideration on a per share basis; provided, in each such case, the Put Option pursuant to Section 2.05 applies), each IFC Party shall have the right to participate in such Transfer or series of Transfers in accordance with this Section 2.01 for up to 100% of such IFC Party's ownership interest in the Company, as the case may be (the "Tag-Along Right"); provided, however, that the IFC Parties shall not have such right if the proposed Transfer is implemented through a mandatory tender offer regulated under Article 198 et seq. of Law 18,045 on Securities Market, for all and any of the shares in the Company or Share Equivalents in which the IFC Parties are not restricted from tendering their shares. The Selling Shareholders shall comply with the other requirements of this Article II and Article IV of the Policy Agreement, including Section 4.01 (Restricted Transfers) of the Policy Agreement.

(b)	[Reserved].
(c)
The Selling Shareholders shall promptly, but in any case not later than forty-five (45) days prior to the proposed date of closing of any Transfer described in Section 2.01(a), give notice (the "Transfer Notice") to each IFC Party. The Transfer Notice shall describe in reasonable detail the proposed Transfer, including the number and type of shares of the Company and/or Share Equivalents proposed to be purchased by the Buyer, the consideration proposed to be paid by the Buyer, other material terms and conditions proposed by the Buyer in respect of such Transfer, and the name and address of each proposed Buyer, accompanied, if available, by a draft share purchase agreement or other information reasonably requested by any IFC Party. If any IFC Party wishes to exercise their Tag-Along Rights, it shall give notice of the exercise (a "Tag Notice") to the Selling Shareholders within a period of thirty (30) days after such IFC Party's receipt of the Transfer Notice (the "Exercise Period") confirming the number of IFC Shares to be included in the proposed Transfer (each such participating IFC Party may include in such Tag Notice up to all of its IFC Shares) (such shares, the "Tagged Shares").  For the avoidance of doubt, no IFC Party shall be obligated to pay any fees or deal expenses (whether of the Selling Shareholder(s), any other Person or otherwise, except for expenses, if any, incurred by such IFC Party in the Transfer of its Tagged Shares) in connection with the exercise of its rights under this Section 2.01.

(d)
With respect to each proposed Transfer described in Section 2.01(a) by a Selling Shareholder, each IFC Party shall have the right to transfer all, but not less than all, of the Tagged Shares. For avoidance of doubt, the number of shares to be Transferred by the Selling Shareholders to the Buyer in such transaction is reduced by the number of Tagged Shares of each IFC Party participating in such Transfer in order to accommodate all Tagged Shares in the transaction.

(e)
Upon receipt of the Tag Notice, the Selling Shareholders shall make all necessary arrangements with the Buyer in order that the Tagged Shares may be included in the relevant transaction and purchased by the Buyer on the same terms and conditions (including with respect to price) as described in the Transfer Notice and at the same time as the sale of shares in the Company and Share Equivalents in the Company by such Selling Shareholders in the transaction. However, no IFC Party shall be required to make any representation or warranty to the Buyer, other than as to good title to the Tagged Shares, customary representations and warranties concerning such IFC Party's power and authority to undertake the proposed Transfer, and the validity and enforceability of such IFC Party's obligations in connection with the proposed Transfer.

(f)
For the avoidance of doubt, the Tag-Along Right shall apply regardless of whether the Tagged Shares are of the same class or type of shares of the Company or Share Equivalents which the Selling Shareholder(s) propose to Transfer; provided that, to the extent such a difference in class or type exists, the consideration payable to the IFC Parties for the Tagged Shares shall be calculated as if all shares of the Company and Share Equivalents held by the applicable Selling Shareholders and the IFC Parties which will be subject to a Transfer under this Section 2.01 had been converted into common shares of the Company on the date immediately prior to the date of the Tag Notice (to the extent not already in the form of common shares of the Company) at the conversion price which would be applicable on such date had such conversion occurred on such date and provided, further, that to the extent the shares or other equity interests proposed to be Transferred by the Selling Shareholder(s) are shares or other equity interests in a holding company or other indirect interest in the Company that trigger a Tag-Along Right, the consideration payment to the IFC Parties for the Tagged Shares shall be the Allocable Portion of the consideration payable for the shares or other equity interests proposed to be Transferred by the Selling Shareholder(s).

(g)
If any IFC Party delivers a Tag Notice, the Selling Shareholders shall give such IFC Party prior written notice of the closing date of the Transfer (the "Closing Date") at least seven (7) Business Days prior to Closing Date for the purchase by the Buyer of the Tagged Shares upon the terms and conditions (including with respect to price) as specified in the Transfer Notice and at the same time as the Selling Shareholders. If the Selling Shareholders do not complete such Transfer for any reason within ninety (90) days of the expiration of the Exercise Period, any proposed subsequent Transfer described in Section 2.01(a) by them shall again be subject to the provisions of this Section 2.01.

(h)
The Selling Shareholders agree that they shall not Transfer any of their shares in the Company or Share Equivalents to a Buyer in a Transfer described in Section 2.01(a) unless, at the same time, the Buyer purchases all of the Tagged Shares from the applicable IFC Party(ies) upon the terms and conditions (including with respect to price) as specified in the Transfer Notice, unless, prior to or simultaneously with such Transfer, any of the Selling Shareholders acquire all of the Tagged Shares from the applicable IFC Party(ies).

(i)
The obligations of the Itaú Parties under this Section 2.01 shall not apply at any time that the IFC Parties own, in the aggregate, a number of shares and/or Share Equivalents in the Company that constitutes a percentage ownership in the outstanding shares of the Company at such time equal to less than 1.00%.

Section 2.02    Ownership and Share Retention.

(a)	No Itaú Party shall Transfer any shares of the Company or Share Equivalents unless such Transfer is made in compliance with all applicable provisions of this Article II.
Section 2.03    Restricted Transfers.

(a)
As long as any of the IFC Parties is a shareholder in the Company or holds Share Equivalents, none of the Itaú Parties shall Transfer any shares in any Itaú Holding Company or the Company, as the case may be, or Share Equivalents, to, or pledge, hypothecate, create a security interest in or Lien on, place in trust (voting or otherwise), or in any other way subject any such shares or Share Equivalents to any encumbrance in favor of, any of the individuals or entities named on (i) lists promulgated by the United Nations Security Council or its committees pursuant to resolutions issued under Chapter VII of the United Nations Charter; or (ii) the World Bank Listing of Ineligible Firms (see www.worldbank.org/debarr); provided that the Itaú Parties shall not be restricted from Transferring any shares in Itaú Holding Company or the Company, as the case may be, or Share Equivalents, in each case in Transfers executed as an open market offer over any stock exchange in which the applicable shares or Share Equivalents are then listed.

(b)
The Itaú Parties shall provide and shall cause the Company to provide notice to the IFC Parties of any purported Transfer, pledge, hypothecation, creation of a security interest in or Lien on, placement in trust (voting or otherwise), or the creation of any other encumbrance on, of or in shares in any Itaú Holding Company or the Company, as the case may be, or Share Equivalents in violation of this Agreement.

Section 2.04    Fees.  Itaú Parent shall pay to the IFC Parties on February 7th of each year a supervisory fee in the amount of US$30,000 per annum; provided that the amount of the supervisory fee shall be US$5,000 per annum in the event that on the payment date thereof the IFC Parties own, in the aggregate, a number of shares and/or Share Equivalents in the Company that constitutes a percentage ownership in the outstanding shares of the Company at such time equal to less than 0.166%.

Section 2.05    IFC Exit Right.  (a) The Itaú Parties (collectively, the "Grantors" whose obligations under this Section 2.05 shall be joint and several), hereby grant to each of the IFC Parties an option (the "Put Option") to sell to the Grantors, and, upon exercise of such option, the Grantors are obligated to purchase from such IFC Party, all or a part of the Put Shares (as specified by such IFC Party in the relevant Put Notice) in accordance with the terms of this Section 2.05.

(b)
 The Put Option may be exercised by an IFC Party by delivery to the Grantors of a Put Notice, which shall be irrevocable and unconditional (except, notwithstanding anything to the contrary set forth herein, that it shall in all events be subject to consummation of the Change of Control or other transaction that gives rise to the applicable Put Trigger Event), at any time during the Put Exercise Period. In each case, such Put Notice shall specify the number (and if applicable, the type) of Put Shares, if calculable at the time such Put Notice is delivered, the IFC Party's determination of the Put Price for those Put Shares (and the basis for the IFC Party's determination of the Put Price), the bank account into which the Put Price shall be paid, the nature of the relevant Put Trigger Event, and the applicable Put Settlement Date (which shall be (i) no earlier than the date of the applicable Put Trigger Event, and (ii) no later than the later of (x) sixty (60) days after the date of the applicable Put Trigger Event  and (y) ten (10) Business Days after the date that all necessary regulatory approvals for the purchase of the Put Shares pursuant to the Put Option have been obtained) (the "Put Settlement Period"). The Itaú Parties may change the applicable Put Settlement Date to a different date within the Put Settlement Period by delivering prior written notice of such new Put Settlement Date to the IFC Parties. The Itaú Parties and the Company shall promptly upon obtaining knowledge of the occurrence of a Put Trigger Event (or the execution by any Itaú Party or the Company of a definitive agreement providing for a Put Trigger Event) notify the IFC Parties in writing thereof, which notice shall describe in reasonable detail the terms of such Put Trigger Event.

(c)            On the Put Settlement Date:
(i)	the Grantors shall pay to the applicable IFC Party, into the bank account specified by such IFC Party, the Put Price in Dollars, as converted from the Local Currency at the Exchange Rate in effect one (1) Business Day prior to the Put Price Determination Date, in immediately available funds, without deduction for any fees, costs or Taxes (other than Taxes required to be withheld by Applicable Law); and
(ii)	the applicable IFC Party shall, immediately after receipt of the Put Price, transfer to the Grantors (in such proportions as indicated in writing by the Grantors to the applicable IFC Party no less than five Business Days prior to the Put Settlement Date) the applicable IFC Shares, free of all Liens, together with such instruments of transfer, if any, as required by the Applicable Laws of the Country to effect the transfer.
 (d)            For the avoidance of doubt, (i) the IFC Parties shall be entitled to any dividends, distributions or return of capital relating to the Put Shares which are the subject of the relevant Put Notice which were declared or otherwise had a record date while the IFC Parties held the Put Shares on or before the Put Price Determination Date and (ii) the Grantors shall be entitled to any dividends, distributions or return of capital relating to the Put Shares which are the subject of the relevant Put Notice which were declared or otherwise had a record date while the IFC Parties held the Put Shares after the Put Price Determination Date. In furtherance of the foregoing, to the extent that any such dividends, distributions or return of capital are paid to the Grantors or the IFC Parties, as applicable, whether before or after the Put Price Determination Date, the Grantors or the IFC Parties, as applicable shall be deemed to hold such amounts on trust and for the benefit of the applicable IFC Party or Grantor and shall promptly pay to such IFC Party or Grantor an amount equal to the amount of such dividends, distributions or return of capital so received by it. For the avoidance of doubt, an adjustment shall be made as appropriate such that the IFC Party or Grantor does not receive double payment of any such dividend, distribution or return of capital.
(e)            Without prejudice to the remedies available to the IFC Parties under this Agreement or otherwise, if the Grantors fail to make payment of the Put Price by the Put Settlement Date as specified pursuant to this Section 2.05, then the Grantors shall pay to the applicable IFC Party, in Dollars on demand, at a bank account designated by such IFC Party, a late payment charge which will accrue at a rate per annum of five percent (5%) above three-month LIBOR on the Dollar amount required to be paid to such IFC Party pursuant to Section 2.05(c)(i), such late payment charge to accrue daily from (and including) the Put Settlement Date until (but excluding) the date the Dollar equivalent of the Put Price is paid in full, prorated on the basis of a 360-day year for the actual number of days elapsed.
(f)            The Grantors shall use their reasonable best efforts to obtain all necessary regulatory approvals to effect the provisions of this Section 2.05 as promptly as practicable, including if practicable in advance of the consummation of a Change of Control.  Each of the Grantors and the IFC Parties shall use reasonable best efforts to take all other such actions as are necessary to complete performance of their respective obligations under this Section 2.05.

(g)            The Grantors shall pay to the IFC Parties, or as the IFC Parties may direct, reasonable costs and expenses incurred by any of the IFC Parties in relation to enforcing its rights in connection with a breach of this Section 2.05 by the Grantors, or the exercise by any of the IFC Parties of its rights or powers consequent upon or arising out of any breach of this Section 2.05, including reasonable legal and other professional consultants' fees.
(h)            All payments due under this Section 2.05 shall be made without deduction for or on account of any Taxes (other than as required by Applicable Law).
(i)            The obligations of the Itaú Parties under this Section 2.05 shall not apply at any time that the IFC Parties own, in the aggregate, a number of shares and/or Share Equivalents in the Company that constitutes a percentage ownership in the outstanding shares of the Company at such time equal to less than 1.00%, in each case, as determined prior to taking into account any dilution resulting from the applicable Put Trigger Event that gave rise to the Put Option.
ARTICLE III

 Term of Agreement; Termination
Section 3.01    Effective Date; Term of Agreement.  This Agreement shall automatically become effective, without any further action of any of the parties hereto, at the Chilean Effective Time (the date on which this Agreement becomes effective, the "Effective Date").  Except as otherwise expressly set forth herein (including Section 3.03), once effective this Agreement shall continue in force until such time as the IFC Parties no longer hold any shares of the Company or Share Equivalents.  If the Itaú/CorpBanca Transaction Agreement is terminated prior to the Chilean Effective Time, this Agreement shall thereupon automatically terminate and be void and have no force or effect on any of the parties hereto.  For the avoidance of doubt and notwithstanding any other provision of this Agreement, prior to the Effective Date, no provisions of this Agreement, other than this Section 3.01, shall have any force or effect on any of the parties hereto.

Section 3.02     Joinder.  If, from time to time, Itaú Parent holds any ownership interest in the Company indirectly, Itaú Parent shall cause any Controlled Affiliate that directly holds the relevant shares or other ownership interests of the Company (an "Itaú Holding Company") to execute and deliver to each of the parties hereto an Itaú Holding Company Joinder Agreement, upon the occurrence of which such Controlled Affiliate of Itaú Parent shall immediately become a party to and be bound by the terms, conditions and provisions of this Agreement in the same manner as if it were an original party hereto, in the capacity of an "Itaú Party".

Section 3.03    Termination Upon a Change of Control.  This Agreement shall automatically terminate following the completion of a Change of Control in respect of which the IFC Parties may exercise either the Tag-Along Right or the Put Option to sell all of their IFC Shares so long as the applicable Transfer Notice or Put Notice was duly delivered pursuant to the applicable section of this Agreement; provided, that Section 2.01 (Tag-Along Rights), Section 2.05 (IFC Exit Right) and Article VI (Miscellaneous) shall survive such termination until all applicable obligations thereunder with respect to such Change of Control have been fully satisfied; provided further, that such termination shall not relieve any party from any liability in respect of any breach of this Agreement occurring prior to such termination.

ARTICLE IV

 Compliance by the Company
Section 4.01    Compliance by the Company.  Each of the Itaú Parties shall exercise all such rights and powers as are available to it to ensure compliance with and to fully and effectually implement the provisions of this Agreement and the Policy Agreement, as promptly as reasonably possible, including as required to cause the Company and its Subsidiaries to take all actions required to be taken by them under the Transaction Documents.

ARTICLE V

 Representations and Warranties
Section 5.01    Representations and Warranties.  Each of the Itaú Parties represents and warrants to the IFC Parties that each of the following statements is true, accurate and not misleading as of the date of this Agreement and as of the Effective Date (or, in the case of an Itaú Holding Company, as of the date it executes an Itaú Holding Company Joinder Agreement).

(a)
Organization and Authority.  It is a legal entity duly organized and validly existing under the laws of its place of organization and it has the requisite power and authority to enter into, deliver and perform its obligations under this Agreement (and, if applicable, Itaú Holding Company Joinder Agreement);

(b)
Validity.  This Agreement (and, if applicable, Itaú Holding Company Joinder Agreement) has been duly authorized and executed by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights;

(c)
No Conflict.  The execution, delivery and performance of this Agreement (and, if applicable, Itaú Holding Company Joinder Agreement) do not: (i) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute (without the giving of notice or the passage of time or both) a default, or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which it is a party or by which it is bound; (ii) violate any of the terms or provisions of its respective constitutional documents, as applicable; or (iii) violate any Authorization, judgment, decree or order or any statute, law, rule, regulation or requirement applicable to it;

(d)
Status of Authorizations.  All Authorizations required for the execution and delivery of this Agreement (and, if applicable, Itaú Holding Company Joinder Agreement) and the performance of its obligations hereunder (or thereunder) have been obtained and are in full force and effect;

(e)
Sanctionable Practices.  Neither it nor any of its Affiliates, nor any Person acting on its behalf, has made, with respect to any transaction contemplated by the Transaction Documents, any Sanctionable Practice (as defined in the Policy Agreement); and

(f)
Share Ownership. As of the Effective Date, the Itaú Parties collectively own 172,048,565,857 common shares representing 33.58% of the outstanding share capital of the Company and have full legal and beneficial ownership to those shares free from all Liens other than such Liens set forth on Schedule 1.

Section 5.02    IFC Parties Reliance.  (a) Itaú Parent acknowledges that it has made the representations and warranties in Section 5.01 (Representations and Warranties), with the intention of inducing the IFC Parties to enter into this Agreement and the other Transaction Documents and that the IFC Parties have entered into this Agreement and the other Transaction Documents on the basis of and in full reliance on such representations and warranties and the representations and warranties to be made by any Itaú Holding Company upon its execution of an Itaú Holding Company Joinder Agreement. The IFC Parties acknowledge that except for the representations and warranties set forth in the Transaction Documents, none of the Itaú Parties have made any representation or warranty, express or implied, with respect to the Itaú Parties or the transactions contemplated by the Transaction Documents.

(b)
Each of the representations and warranties in the Transaction Documents is to be construed independently and (except where any such Transaction Document provides otherwise) is not limited by any provision of this Agreement, the Policy Agreement or another representation and/or warranty.

ARTICLE VI

 Miscellaneous
Section 6.01    Notices.
(a)
Any notice, request or other communication to be given or made under this Agreement shall be in writing. Subject to Section 6.04 (Applicable Law and Jurisdiction, any such communication shall be delivered by hand, established courier service or facsimile (or, in the case of the Itaú Parties only, by email, in which case, with contemporaneous delivery of the same by hand, established courier service or facsimile) to the party to which it is required or permitted to be given or made at such party's address specified below or at such other address as such party has from time to time designated by written notice to the other party hereto, and shall be effective upon the earlier of (a) actual receipt and (b) deemed receipt under Section 6.01(b) below.

For the Itaú Parties:
Praça Alfredo Egydio de Souza Aranha, 100
Torre Olavo Setubal, PI
04344-902 – São Paulo – SP – Brasil
Facsimile: +55 11 5019-2302
Attention: Ricardo Villela Marino
Email: Ricardo.marino@itau-unibanco.com.br

With a copy to (which shall not constitute notice):

Praça Alfredo Egydio de Souza Aranha, 100
Torre Conceição, 1º andar
04344-902 – São Paulo – SP – Brasil
Facsimile: +55 11 5019 1624
Attention: Álvaro F. Rizzi Rodrigues
Email: alvaro.rodrigues@itau-unibanco.com.br

For ALAC:
IFC Asset Management Company, LLC
c/o International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America
Facsimile: +1 (202) 458 2239
Attention:  Co-Heads, IFC African, Latin American and Caribbean Fund, LP

For CapFund:

IFC Asset Management Company, LLC
c/o International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America
Facsimile: +1 (202) 458 2239
Attention:  Co-Heads, IFC Capitalization (Equity) Fund, L.P.

For IFC:
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America
Facsimile: +1 (202) 522-0426
Attention: Regional Industry Head, Financial Institutions Group
With a copy (in the case of communications relating to payments) sent to the attention of the Director, Department of Financial Operations at:
Facsimile: +1 (202) 522-7419
(b)
Unless there is reasonable evidence that it was received at a different time, notice pursuant to this Section 6.01 is deemed given if: (i) delivered by hand, when left at the address referred to in Section 6.01(a); (ii) sent by established courier services within a country, three (3) Business Days after posting it; (iii) sent by established courier service between two countries, six (6) Business Days after posting it; (iv) sent by facsimile, when confirmation of its transmission has been recorded by the sender's facsimile machine; and (v) in the case of delivery to the Itaú Parties only, sent by email, the date the email was sent so long as the contemporaneous hand, courier or facsimile version is actually received (or deemed received pursuant to this Section 7.01(b)) within the number of Business Days (if any) specified for the corresponding method of contemporaneous delivery in the applicable clause (i), (ii) or (iii) of this Section 7.01(b) of the date the email was sent.

Section 6.02    Saving of Rights.

(a)
The rights and remedies of the IFC Parties in relation to any misrepresentation or breach of warranty on the part of any of the Itaú Parties shall not be prejudiced by any investigation by or on behalf of the IFC Parties into the affairs of any of the Itaú Parties, by the execution or the performance of this Agreement or by any other act or thing by or on behalf of the IFC Parties which might prejudice such rights or remedies.

(b)
No course of dealing and no failure or delay by the IFC Parties or the Itaú Parties in exercising any power, remedy, discretion, authority or other right under this Agreement or any other agreement shall impair, or be construed to be a waiver of or an acquiescence in, that or any other power, remedy, discretion, authority or right under this Agreement, or in any manner preclude its additional or future exercise.

Section 6.03    English Language.  All documents to be provided or communications to be given or made under this Agreement shall be in English and, where the original version of any such document or communication is not in English, shall be accompanied by an English translation.  The IFC Parties may, if they so require, obtain an English translation of any document or communication received in any other language at the cost and expense of the Itaú Parties. In either case the IFC Parties may deem any such translation to be the governing version.

Section 6.04    Applicable Law and Jurisdiction.

(a)
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction; provided that the validity of the transfers of shares of the Company, collateral over the shares of the Company, and the exercise of voting and economic rights related to such shares of the Company shall be governed by Chilean law to the extent so required.

(b)
Each of the Itaú Parties, ALAC and CapFund irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement shall be brought in the courts of the United States of America located in the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan.  By the execution of this Agreement, each of the Itaú Parties, ALAC and CapFund irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.  Final judgment against any of the Itaú Parties, ALAC or CapFund in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the Country, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by Applicable Law.

(c)
Each of the Itaú Parties hereby irrevocably designates, appoints and empowers Itaú Unibanco S.A., an Itaú Parent Affiliate, through its branch with offices currently located at 767 Fifth Avenue, 50th Floor, New York, New York, 10153, USA, as its authorized agent solely to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding the IFC Parties may bring in the State of New York in respect of this Agreement.

(d)
As long as this Agreement remains in force, each of the Itaú Parties shall maintain a duly appointed and authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding the IFC Parties may bring in New York, New York, United States of America, with respect to this Agreement.  Each of the Itaú Parties shall keep the IFC Parties advised of the identity and location of such agent.

(e)
Each of the Itaú Parties also irrevocably consents to the service of such papers being made by mailing copies of the papers by registered United States air mail, postage prepaid, to the Itaú Parties at their respective addresses specified pursuant to Section 6.01 (Notices). In such a case, the IFC Parties shall also send by facsimile, or have sent by facsimile, a copy of the papers to the Itaú Parties.

(f)
Service in the manner provided in Sections 6.04(c), (d) and (e) in any action, suit or proceeding will be deemed personal service, will be accepted by the Itaú Parties as such and will be valid and binding upon the Itaú Parties for all purposes of any such action, suit or proceeding.

(g)
Each of the Itaú Parties, ALAC and CapFund irrevocably waives to the fullest extent permitted by Applicable Law and only in connection with legal actions, suits or proceedings arising out of or relating to this Agreement:

(i)	any objection which it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this Section;
(ii)	any claim that any such action, suit or proceeding has been brought in an inconvenient forum; and
(iii)	any and all rights to demand a trial by jury in any such action, suit or proceeding brought against such party by the Itaú Parties, ALAC or CapFund, as applicable.
(h)
Each of the Itaú Parties hereby acknowledges that IFC shall be entitled under Applicable Law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought against IFC in any court of the United States of America. Each of the Itaú Parties, ALAC and CapFund hereby waives any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against any other party hereto in any forum in which such party is not entitled to immunity from a trial by jury.  For the avoidance of doubt, any Itaú Party may enforce its rights under, or seek remedies for breach by IFC, pursuant to this Agreement or any other Transaction Documents in the United States in accordance with the International Finance Corporation Act, 22 U.S.C. § 282 et. seq.

(i)
To the extent that any of the Itaú Parties may, in any action, suit or proceeding brought in any of the courts referred to in Section 6.04(b) or a court of the Country or elsewhere arising out of or in connection with this Agreement, be entitled to the benefit of any provision of law requiring the IFC Parties in such action, suit or proceeding to post security for the costs of any of the Itaú Parties, or to post a bond or to take similar action, each of the Itaú Parties hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the Country or, as the case may be, the jurisdiction in which such court is located.

Section 6.05    Immunity.  To the extent any Itaú Party, ALAC or CapFund may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other Transaction Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, such Itaú Party, ALAC or CapFund, as applicable, irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

Section 6.06    Announcements.
(a)            None of the parties to this Agreement may represent the views of any other party on any matter, or use any other party's name in any written material provided to third parties, without such other party's prior written consent.

(b)            No party to this Agreement shall:

(i)	disclose any information either in writing or orally to any Person which is not a party to this Agreement; or
(ii)	make or issue a public announcement, communication or circular, about the IFC shareholding or the subject matter of, or the transactions referred to in, this Agreement or any other Transaction Document, including by way of press release, promotional and publicity materials, posting of information on websites, granting of interviews or other communications with the press, or otherwise, other than: (A) to such of its, officers, employees and advisers as reasonably require such information to comply with the terms of this Agreement or any other Transaction Document; (B) to the extent required by law or regulation (including the rules of any stock exchange on which such party's or the Company's shares are listed), orders or other binding requirements issued by competent Authorities; (C) to the extent required for it to enforce its rights under this Agreement; and (D) with the prior written consent of the other parties.  Before any information is disclosed or any public announcement, communication or circulation made or issued pursuant to this Section 6.06(b), such party must consult with the other parties in advance about the timing, manner and content of the disclosure, announcement, communication or circulation (as the case may be).
(c)            Each party shall expressly inform any Person to whom it discloses any information under Section 6.06(b) of the restrictions set out in Section 6.06(b) with regards disclosure of such information and shall procure their compliance with the terms of this Section 6.06 as if they each were party to this Agreement and such party shall be responsible for any breach by any such Person of the provisions of this Section 6.06.

Section 6.07    Successors and Assigns.  This Agreement binds and benefits the respective successors and assignees of the parties.  However, (1) none of the Itaú Parties may assign, transfer or delegate any of its rights or obligations under this Agreement unless the IFC Parties gives its prior written consent and (2) none of the IFC Parties may assign, transfer or delegate any of its rights or obligations under this Agreement unless the Itaú Parties give their prior written consent.

Section 6.08    Amendments, Waivers and Consents.  Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by each of the IFC Parties and the Itaú Parties.

Section 6.09    Counterparts.  This Agreement may be executed in several counterparts, each of which is an original, but all of which constitute one and the same agreement. The Itaú Parties shall file with the Company an original copy of this Agreement duly signed by all parties and cause the Company to register and annotate such copy in the shareholders registry of the Company.

Section 6.10    Entire Agreement.  This Agreement, together with the IFC Consent Letter and other Transaction Documents, supersedes all prior discussions, memoranda of understanding, agreements and arrangements (whether written or oral, including all correspondence), if any, between the parties with respect to the subject matter of this Agreement, and this Agreement (together with the IFC Consent Letter and any amendments or modifications and the other Transaction Documents) contains the sole and entire agreement between the parties with respect to the subject matter of this Agreement.

Section 6.11    Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any law from time to time: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

Section 6.12    Limitation of Liability.  None of the Itaú Parties or the IFC Parties shall have any liability under any provision of this Agreement for punitive, consequential, exemplary or special damages or for lost profits.  Notwithstanding the foregoing, nothing herein shall in any way limit the remedies of the Itaú Parties or the IFC Parties in respect of fraud or willful misconduct by the Itaú Parties or the IFC Parties, as applicable, in respect of the transactions contemplated by this Agreement.

Section 6.13    Specific Performance. The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names, as of the date first written above.

ITAÚ UNIBANCO HOLDING S.A.
By:  /s/ Fernando Della Torre Chagas
Name: Fernando Della Torre Chagas
Title: Director

INTERNATIONAL FINANCE CORPORATION
By:  /s/ Paolo Massimo Martelli
Name: Paolo Massimo Martelli
Title: Director Global Corporate Coverage

IFC AFRICAN, LATIN AMERICAN AND CARIBBEAN FUND, LP
By: IFC Asset Management Company, LLC, its manager
By:  /s/ Gavin Wilson
Name: Gavin Wilson
Title: Chief Executive Officer

IFC CAPITALIZATION (EQUITY) FUND, L.P.
By: IFC Capitalization (Equity) Fund (GP), LLC, its general partner
By:  /s/ Timothy Krause
Name: Timothy Krause
Title: Authorized Signatory